News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA STATEMENT ON AGREEMENT WITH U.S. DEPARTMENT OF JUSTICE

CINCINNATI – March 14, 2007 – Chiquita Brands International, Inc. (NYSE: CQB) today issued the following statement from Fernando Aguirre, chairman and chief executive officer, in response to an agreement with the U.S. Department of Justice (DOJ) regarding the previously disclosed investigation of protection payments made by the company’s former banana-producing subsidiary in Colombia.

“The information filed today is part of a plea agreement, which we view as a reasoned solution to the dilemma the company faced several years ago.

“In 2003, Chiquita voluntarily disclosed to the Department of Justice that its former banana-producing subsidiary had been forced to make payments to right- and left-wing paramilitary groups in Colombia to protect the lives of its employees. The company made this disclosure shortly after senior management became aware that these groups had been designated as foreign terrorist organizations under a U.S. statute that makes it a crime to make payments to such organizations. Since voluntarily disclosing this information, Chiquita has continued to cooperate with the DOJ’s investigation.

“The payments made by the company were always motivated by our good faith concern for the safety of our employees. Nevertheless, we recognized – and acted upon – our legal obligation to inform the DOJ of this admittedly difficult situation. The agreement reached with the DOJ today is in the best interests of the company.

The agreement is subject to approval and acceptance by the United States District Court for the District of Columbia.”

Under the terms of the agreement, the company will pay a fine of $25 million, payable in five annual installments. As previously disclosed, the company recorded a reserve in 2006 for the full amount of the fine in anticipation of reaching an agreement. The company does not anticipate that the fine will impact its ability to operate its business.

– more –

Chiquita Brands International
Statement on DOJ Agreement

About Chiquita Brands International, Inc.

With annual revenues of approximately $4.5 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company’s products and services are designed to win the hearts and smiles of the world’s consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

# # #